UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 11, 2018

AMPHENOL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10879	22-2785165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

358 Hall Avenue, Wallingford, Connecticut	06492
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 265-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 10, 2018, Amphenol Corporation (the “Company”) and its wholly owned indirect subsidiary, Amphenol Technologies Holding GmbH (“ATH”), a German registered company, entered into a euro commercial paper program (the “ECP Program”) pursuant to which ATH may issue short-term unsecured commercial paper notes (the “ECP Notes”), which are guaranteed by the Company and are to be issued outside of the United States pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Amounts available under the ECP Program may be borrowed, repaid and re-borrowed from time to time, with the maximum aggregate principal amount of the ECP Notes outstanding under the ECP Program not to exceed $2.0 billion at any time.  The Company’s Board of Directors authorization for the ECP Program currently limits the maximum aggregate principal amount outstanding of ECP Notes, commercial paper notes outstanding under the Company’s existing U.S. commercial paper program (the “USCP Notes”) and any other commercial paper, euro-commercial paper or similar programs at any time to $2.0 billion.

Amounts undrawn under the Company’s existing $2.0 billion revolving credit facility, which expires on March 1, 2021, are available to repay the ECP Notes and USCP Notes, if necessary.  The maturities of the ECP Notes will vary, but may not exceed 183 days from the date of issue.  The ECP Notes will be sold under customary terms in the euro commercial paper market and may be issued at par or a discount therefrom or a premium thereto and bear varying interest rates on a fixed or floating basis.  The ECP Notes may be issued in Euros, Sterling, Dollars or other currencies.  The net proceeds of the issuances of the ECP Notes are expected to be used for general corporate purposes.  Barclays Bank PLC will act as arranger (“Arranger”) and Barclays Bank PLC and Commerzbank Aktiengesellschaft each will act as an original dealer under the ECP Program (collectively the “Dealers”) pursuant to the terms and conditions of the Dealer Agreement (the “Dealer Agreement”).  ATH may appoint one or more additional Dealers from time to time.  Citibank N.A. will act as issuing and paying agent under the ECP Program.  The Dealer Agreement provides the terms under which the respective Dealer will either purchase from the Company or arrange for the sale by the Company of the ECP Notes.  The Dealer Agreement contains customary representations, warranties, covenants, defaults and indemnification provisions.  The Dealer Agreement is attached to this report as Exhibit 10.1 and is incorporated by reference herein.  The foregoing descriptions of the ECP Program and the Dealer Agreement are not complete and are qualified in their entirety by reference to the full and complete terms of the ECP Program as set forth in the Dealer Agreement.

One or more of the Arranger and the Dealers and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and its affiliates, for which they received or will receive customary fees and expense reimbursements. Such fees and expense reimbursements may be funded with proceeds from the issuances of the ECP Notes.  In addition, the Arranger, the Dealers or their affiliates are lenders under the Company’s revolving credit facility.

The ECP Notes have not been and will not be registered under the Securities Act or state securities laws, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S) except in accordance with Regulation S.  The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                      Dealer Agreement dated July 10, 2018 between Amphenol Technologies Holding GmbH (as issuer), Amphenol Corporation (as guarantor), Barclays Bank PLC (as Arranger) and Barclays Bank PLC and Commerzbank Aktiengesellschaft (as Original Dealers).

Exhibit Index

Exhibit No.	Document Description

10.1

Dealer Agreement dated July 10, 2018 between Amphenol Technologies Holding GmbH (as issuer), Amphenol Corporation (as guarantor), Barclays Bank PLC (as Arranger) and Barclays Bank PLC and Commerzbank Aktiengesellschaft (as Original Dealers).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPHENOL CORPORATION

	By:	/s/ Craig A. Lampo
Craig A. Lampo
Senior Vice President
and Chief Financial Officer

Date: July 11, 2018